Exhibit 10.42

FORM OF BOARD NOMINATION AGREEMENT

This Board Nomination Agreement (this “Agreement”) made as of the ____ day of __________, 2024.

BETWEEN:

BOREALIS FOODS INC., a corporation amalgamated under the laws of the Province of Ontario (the “Corporation”)

- and -

BELPHAR LTD., a corporation incorporated under the laws of the British Virgin Islands (the “Investor”)

RECITALS:

A.	On February 8, 2023, Borealis Foods Inc. (a corporation incorporated under the Canada Business Corporations Act, which subsequently amalgamated with other corporations pursuant to the amalgamations described in recital B to form the Corporation, “Old Borealis”) and the Investor entered into a note purchase agreement (the “Purchase Agreement”), pursuant to which, among other things, the Corporation agreed to issue convertible promissory notes in the aggregate principal amount of USD$20,000,000 (the “Convertible Notes”), on the terms and conditions set forth in the Purchase Agreement.

B.	On February 23, 2023, Oxus Acquisition Corp. (“Oxus”), 1000397116 Ontario Inc. (“Newco”) and Old Borealis entered into a business combination agreement (the “Business Combination Agreement”) that contemplates, among other things, an arrangement of Old Borealis under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”), pursuant to which, among other things, Newco and Old Borealis will amalgamate (Newco and Old Borealis as amalgamated, “Amalco”) and, immediately thereafter, Oxus and Amalco will amalgamate, with the Corporation resulting from such amalgamation (the “Business Combination Transaction”).

C.	Pursuant to Section 4.1(h) of the Purchase Agreement, the Investor has certain rights with respect to the designation of one individual for election to the Board (as defined herein).

D.	On the date of this Agreement, immediately following the New SPAC Amalgamation (as defined in the Business Combination Agreement) and subject to the terms of the Business Combination Agreement, the Plan of Arrangement (as defined in the Business Combination Agreement) and the Purchase Agreement, the Convertible Notes converted into [■] common shares of the Corporation (“Common Shares”).

E.	Immediately following the Business Combination Transaction, the Board consisted of Reza Soltanzadeh and Barthelemy Helg (designated by Old Borealis), Kanat Mynzhanov and Shiv Vikram Khemka (designated by Oxus Capital Pte. Ltd.), Shukhrat Ibragimov (designated by the Investor) and Steven Oyer and Ertharin Cousin.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and the Business Combination Agreement and for other consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

Unless otherwise defined below, all capitalized terms used herein shall have the meanings ascribed to them in the Business Combination Agreement. In this Agreement:

“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this Agreement, including all instruments supplementing, amending or confirming this Agreement. All references to “Articles” or “Sections” refer to the specified Article or Section of this Agreement;

“Board” means the board of directors of the Corporation;

“Business Day” means any day which is not a Saturday, a Sunday, statutory holiday or a day on which the principal commercial banks located in Toronto, Ontario and New York, New York are not open for business during normal banking hours;

“Canadian Securities Laws” means the applicable securities legislation of each of the provinces and territories of Canada and all regulations and rules thereunder and the blanket rulings, orders, policy statements, instruments and written interpretation issued by the applicable securities regulators;

“Confidential Information” means, any and all information, whether written or oral, visual, electronic or any form or medium, whether concerning or relating to the Corporation, its subsidiaries or its and their respective officers and employees (whether prepared by or on behalf of the Corporation or otherwise, and irrespective of the form or means of communication) that is furnished to the Investor or its Representatives by or on behalf of the Corporation at any time, whether before, upon or after the execution of this Agreement, including all oral and written information relating to financial statements, projections, evaluations, plans, strategy, programs, customers, suppliers, facilities, equipment and other assets, products, processes, manufacturing, marketing, research and development, trade secrets, know-how, patent applications that have not been published, technology and intellectual property of the Corporation and its subsidiaries, whether or not it is expressly identified as “confidential”. “Confidential Information” shall be deemed to include the portion of all notes, analyses, studies, interpretations, memoranda and other documents, material or reports (in any form or medium) prepared by the Investor and its Representatives that contain, reflect or are based upon, in whole or part, the information furnished to or on behalf of the Corporation; provided that “Confidential Information” shall exclude any information that: (i) was generally available to the public prior to the date hereof; (ii) becomes generally available to the public (through no violation hereof by the Investor or its affiliates or Representatives); (iii) was, as evidenced by written records of the Investor or its affiliates or Representatives, within the Investor’s or its affiliates’ or Representatives’ possession prior to it being furnished to the Investor or its affiliates or Representatives by or on behalf of the Corporation, provided that such information is not, to the Investor’s knowledge, subject to any contractual, legal or fiduciary obligations of confidentiality to the Corporation that would prevent its use or disclosure; (iv) is lawfully obtained by the Investor or its affiliates or Representatives from a third party who, to the Investor’s knowledge, at the time of disclosure, is not prohibited by an obligation to the Corporation from disclosing such information on a non-confidential basis to the Investor or its affiliates or Representatives; (v) was independently developed, as evidenced by the records of the Investor or its affiliates or Representatives, by the Investor or its affiliates or Representatives, or on the Investor’s behalf, without use of or reference to the Confidential Information, and which can be substantiated by written evidence; or (vi) is expressly permitted in writing by the Corporation to be disclosed to third parties on a non-confidential basis.

“Independent Director” means a director who is independent within the meaning of Nasdaq Rules 5605(a)(2) and 5605(c)(2);

“Nomination Right Ownership Requirement” means, as at any date, that the Investor and its affiliates beneficially own or control at least 8% of the issued and outstanding Common Shares as at such date;

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any governmental entity that is binding on a Person or its property under applicable law;

“Parties” means the parties to this Agreement and “Party” means any of them;

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

“Representatives” means, in respect of any Person, the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person, and in the case of the Investor and its affiliates, includes any Investor Nominee (as defined herein);

“Securities Laws” means, collectively, Canadian Securities Laws and U.S. Securities Laws;

“Transfer” includes any direct or indirect transfer, sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, granting of any option, right or warrant to purchase (including any short sale, put option or call option) or other disposition; and

“U.S. Securities Laws” means the Exchange Act and the Securities Act.

Article 2
NOMINATION RIGHTS

2.1	Acknowledgement

The Parties hereby acknowledge and agree that this Agreement sets out in full the rights contemplated in Section 4.1(h) of the Purchase Agreement and that this Agreement shall be deemed to supersede, and the rights set out herein shall be deemed to satisfy in full the rights to which the Investor is entitled under, Section 4.1(h) of the Purchase Agreement.

2.2	Board of Director Nominees

(a)	As of the date of this Agreement, the Board consists of seven (7) directors. Subject to Section 2.4, the Investor shall be entitled to designate one nominee (an “Investor Nominee”) for election to the Board.

(b)	Each Investor Nominee must be an individual that meets the qualification requirements to act as a director in accordance with Section 2.3. The parties acknowledge that the initial Investor Nominee shall be Shukhrat Ibragimov, who has been determined by the Board to satisfy the requirements set forth in Section 2.3 and has been appointed to the Board as of the date hereof.

(c)	The Corporation shall (i) recommend and reflect such recommendation in any management information circular relating to any meeting where directors of the Corporation are elected (or submit to shareholders by written consent, if applicable) that the shareholders of the Corporation vote to elect the Investor Nominee to the Board for a term of office expiring at the closing of the subsequent annual meeting of the shareholders of the Corporation; and (ii) solicit proxies in favour of and otherwise support his or her election, each in a manner no less favourable than the manner in which the Corporation supports its other nominees for election to the Board. For any meeting of the Corporation’s shareholders (or written consent in lieu of a meeting) for the election of members to the Board, the Corporation shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Board.

(d)	The Investor shall give written notice of its nomination to the secretary of the Corporation. The nomination notice must be received by the Corporation (i) in the case of the annual meeting (or annual and special meeting), not less than 30 days nor more than 65 days before the date of such meeting. No less than 10 Business Days prior to designating an individual as the Investor Nominee, the Investor shall discuss the identity of the proposed Investor Nominee with the Corporation. The Nominating and Governance Committee of the Board shall have 30 days to review the candidate proposed by the Investor and conduct appropriate inquiries into the background and qualifications of any such candidate. Following such discussion, but prior to the later of (i) 45 days prior to any meeting of shareholders at which directors of the Corporation are to be elected and (ii) 10 days after being notified of the record date for such a meeting, the Investor shall advise the Corporation of the identity of the Investor Nominee that satisfies the requirements of Section 2.3. If the Investor does not advise the Corporation of the identity of the Investor Nominee prior to such deadline, then the Investor will be deemed to have nominated the incumbent Investor Nominee unless the Investor notifies the Corporation in writing that it does not wish to nominate the Investor Nominee for such election.

(e)	In the event that the Investor Nominee is not duly elected to the Board, the Nominating and Governance Committee of the Board finds the Investor Nominee is not suitable because they do not meet the qualification requirements in Section 2.3 or the Investor Nominee shall cease to serve as a director of the Corporation, whether due to the Investor Nominee’s death, disability, resignation or removal (including failure to be elected by the Corporation’s shareholders or being required to resign in accordance with any applicable majority voting policy), the Corporation shall cause the Board to appoint an Investor Nominee designated by the Investor to fill the vacancy so created; provided that the Investor remains eligible to designate an Investor Nominee in accordance with Section 2.2(a) and that the replacement Investor Nominee meets the qualification requirements in Section 2.3.

(f)	The Investor Nominee shall be compensated for the Investor Nominee’s service on the Board and any committee thereof consistent with the Corporation’s policies for director compensation; provided that any full-time employee of the Investor or any of its affiliates who serves as an Investor Nominee shall not be entitled to any salary or compensation from the Corporation for the Investor Nominee’s services. The Investor Nominee shall be reimbursed for all reasonable expenses related to such service on the Board consistent with the Corporation’s policies for director reimbursement.

(g)	It is acknowledged by the Investor that the Investor Nominee shall be required to comply with all policies of the Corporation that are applicable to members of the Board.

(h)	The Corporation shall enter into an indemnification agreement with the Investor Nominee in a form substantially similar to the Corporation’s form of director indemnification agreement and provide the Investor Nominee with director and officer insurance to the same extent it indemnifies and provides insurance for the other members of the Board pursuant to the constating documents of the Corporation, applicable laws or otherwise.

(i)	Notwithstanding anything herein to the contrary, a failure by the Investor to designate the Investor Nominee that it is entitled to designate pursuant to this Section 2.1 at any time shall not restrict the ability of the Investor to designate the Investor Nominee at any time in the future. Subject to Section 2.2(d), the Corporation and the Board shall use commercially reasonable efforts to take all necessary corporate action, to the fullest extent permitted by law, to promptly: (i) enable the Investor to designate and effect the election or appointment of the Investor Nominee; and (ii) appoint the Investor Nominee to fill any available vacancies or, to the extent not so permitted, nominate the Investor Nominee for election to the Board at the next meeting of shareholders.

2.3	Qualifications of Investor Nominee

(a)	Notwithstanding anything to the contrary in this Agreement, the Investor Nominee shall, at all times while serving on the Board:

(i)	meet the qualification requirements to serve as a director under the OBCA, applicable Securities Laws and/or the applicable rules of any stock exchange on which the Common Shares are then listed or a securities regulatory authority having jurisdiction over the Corporation;

(ii)	be an Independent Director pursuant to the requirements of the Nasdaq Stock Market and any applicable requirements of the Securities and Exchange Commission;

(iii)	be accomplished in his or her field and have a reputation, both personal and professional, that is consistent with the image and reputation of the Corporation;

(iv)	have the ability to read and understand basic financial statements;

(v)	have relevant education, experience and expertise and would be able to provide insights and practical wisdom based upon that education, experience and expertise;

(vi)	have knowledge of the Corporation and issues affecting the Corporation;

(vii)	fully understand, or have the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company;

(viii)	be of high moral and ethical character and be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility; and

(ix)	substantially satisfy the recommendations for director nominees in Institutional Shareholder Services’ and Glass Lewis’ proxy voting guidelines applicable to the Corporation in effect from time to time, applied to the Investor Nominee in a manner which is consistent with their application to other members of the Board.

Notwithstanding the foregoing, an Investor Nominee will not be considered to not be (or no longer be, as applicable) an Independent Director because he or she is an individual whose immediate family member is, or has been, an executive officer of the Corporation.

(b)	No Investor Nominee may be a person (a “Disqualified Person”) who: (i) has been convicted of a felony or a crime involving moral turpitude; (ii) is not acceptable to any stock exchange on which the Common Shares are then listed or a securities regulatory authority having jurisdiction over the Corporation; or (iii) has violated the Corporation’s written policies, in effect from time to time.

(c)	Notwithstanding anything to the contrary in this Agreement, if at any time any Investor Nominee ceases to satisfy the requirements set forth in Section 2.3(a) or becomes a Disqualified Person, the Investor Nominee shall immediately tender his or her resignation from the Board, which the Board may accept or reject in its sole discretion.

2.4	Expiry of Board Nomination Right

The provisions of this Article 2 (other than this Section 2.4) shall terminate and be of no further force or effect on the first day following the date on which the Nomination Right Ownership Requirement is no longer satisfied.

Article 3
CONFIDENTIALITY

3.1	Confidentiality

(a)	The Investor shall, and shall cause its affiliates and Representatives to, keep confidential and shall treat confidentially all Confidential Information. The Investor agrees that it shall, and shall cause its affiliates and Representatives to, not disclose any Confidential Information nor use any Confidential Information other than for the purposes of monitoring, administering or managing the Investor’s investment in the Corporation; provided that the Investor may, subject to compliance with the terms hereof, disclose the Confidential Information to its affiliates and Representatives (including any Investor Nominee) who have a need to know the Confidential Information.

(b)	As a condition to the furnishing of Confidential Information to an affiliate or Representative of the Investor, the Investor shall, prior to furnishing such Confidential Information, advise such affiliate or Representative of the confidential nature, and restriction on use, of the information disclosed and that such affiliate or Representative is subject to the applicable Securities Laws in respect of the Confidential Information. The Investor agrees that it shall be fully responsible for any breach of this Section 3.1 by such affiliates or Representatives, or to any other person to whom it has provided such Confidential Information, as if such persons are an original party hereto. In addition, the Investor shall take all commercially reasonable steps, including the obtaining of suitable undertakings, to ensure that Confidential Information is not disclosed to any other Person or used in a manner contrary to this Agreement, and, to the extent reasonably practicable, promptly notify the Corporation of any unauthorized disclosure of Confidential Information or breach of this Agreement known to the Investor.

(c)	The Investor hereby acknowledges that Securities Laws impose restrictions on its ability to purchase, sell, trade or otherwise Transfer, or recommend or encourage another person to purchase, sell, trade or otherwise Transfer, securities of the Corporation until such time as material, non-public information received by the Investor becomes publicly available or is no longer material, and the Investor further hereby agrees to comply with all such restrictions and to inform those of its affiliates and Representatives provided with any Confidential Information of such restrictions.

(d)	Nothing in this Section 3.1 grants or is to be construed as granting the Investor any title, ownership, license or other right of interest with respect to the Confidential Information. The Corporation retains all right, title and interest in and to the Confidential Information.

(e)	If the Investor or any of its affiliates or Representatives is requested or required to disclose any Confidential Information in connection with any legal or administrative proceeding or investigation (including pursuant to the terms of a subpoena or order issued by a court of competent jurisdiction or a regulatory or self-regulatory body), or is requested or required by law to disclose any Confidential Information, the Investor or such affiliate or Representative, as applicable, shall provide the Corporation with prompt written notice of any such request or requirement, to the extent reasonably practicable and not prohibited by law, so that the Corporation has an opportunity to seek a protective Order or other appropriate remedy or waive compliance with the provisions of this Section 3.1, in each case, at the Corporation’s cost and expense. If the Corporation waives compliance with the provisions of this Section 3.1 with respect to a specific request or requirement, the Investor or such affiliate or Representative, as applicable, shall disclose only that portion of the Confidential Information that is covered by such waiver and which is necessary to disclose in order to comply with such request or requirement. If (in the absence of a waiver by the Corporation) the Corporation has not secured a protective Order or other appropriate remedy, and the Investor or such affiliate or Representative is nonetheless required by law to disclose any Confidential Information, the Investor or such affiliate or Representative, as applicable, may, without liability hereunder, disclose only that portion of the Confidential Information that is necessary to be disclosed.

(f)	At any time following the Nomination Right Ownership Requirement no longer being satisfied, upon written request by the Corporation, the Investor shall, and shall cause its affiliates and Representatives to, at the option of the Investor, promptly return to the Corporation or promptly destroy all Confidential Information (including, electronic copies) supplied by the Corporation to and in the possession of the Investor or its affiliates or Representatives, as applicable, without retaining any copy thereof. Notwithstanding the foregoing, (i) the Investor and its affiliates and Representatives may retain Confidential Information as required to comply with applicable laws, and (ii) neither the Investor nor its affiliates or Representatives shall be required to purge their respective computer or electronic archives (including routine computer system backup tapes, disks or other backup storage devices).

(g)	Notwithstanding the return or destruction of the Confidential Information as contemplated hereby or the termination of this Agreement, the Investor will continue to be bound by the terms of this Section 3.1 with respect thereto, including all obligations of confidentiality and restrictions on use.

(i)	The Investor acknowledges that all of the Confidential Information is owned solely by the Corporation (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Therefore, in the event of any breach of this Agreement, the Corporation is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity.

Article 4
TERMINATION

4.1	Termination

The term of this Agreement shall commence on the date of this Agreement and shall continue in force until such time that the Investor no longer satisfies the Nomination Right Ownership Requirement (the “Termination Date”); provided that the provisions of Section 3.1 shall terminate two (2) years after the Termination Date.

Article 5
GENERAL

5.1	Public Filing

The Parties hereby consent to the public filing of this Agreement if any Party is required to do so by applicable law or by applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange.

5.2	Further Assurances

Each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

5.3	Assignment and Enurement

Neither this Agreement, nor any benefits or duties accruing under this Agreement, shall be assignable by any Party. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

5.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Corporation and the Investor.

5.5	Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement, at any other time.

5.6	Notices

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by scanned e-mail or delivered by registered mail or postage prepaid, addressed as follows:

(a)	to the Corporation:

Borealis Foods Inc.

1540 Cornwall Rd., Suite 104

Oakville, Ontario L6J 7W5

Attention:	Pouneh Rahimi
E-mail:	prahimi@borealisfoods.ca

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

4500, 855-2nd Street SW

Calgary, Alberta T2P 4K7

Attention:	John Mercury; James McClary
E-mail:	MercuryJ@bennettjones.com; McClaryJ@bennettjones.com

(b)	to the Investor:

Belphar Ltd.
3rd Floor, Yamraj Building, Market Square P.O. Box 3175

Road Town, Tortola British Virgin Islands

Attention:	Shukhrat Ibragimov, Director
E-mail:	[■]

with a copy (which shall not constitute notice) to:

[■]

Attention:	[■]
E-mail:	[■]

or at such other address or e-mail of which the addressee may from time to time notify the addressor. Any notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day. Any notice transmitted by e-mail shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a Business Day or if the transmission of the e-mail is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.

5.7	Severability

If the whole or any portion of this Agreement or the application thereof to any circumstance will be held invalid or unenforceable to an extent that does not affect the operation of this Agreement in question in a fundamental way, the remainder of this Agreement, or its application to any circumstance other than that to which it has been held invalid or unenforceable, will not be affected thereby and will be valid and enforceable to the fullest extent permitted by applicable law.

5.8	Counterparts and Electronic Signatures

This Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date first written above. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a scanned e-mail or internet transmission copy or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

5.9	Governing Law and Jurisdiction for Disputes

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the Province of Ontario.

5.10	Remedies

Each Party agrees that an award of monetary damages would not be an adequate remedy for any loss incurred by reason of any breach of this Agreement and that, in the event of any breach or threatened breach of this Agreement by a Party, the other Parties will be entitled to equitable relief, including injunctive relief and specific performance. Each Party hereby waives any requirement for the posting of any bond or other security in connection with the obtaining of any injunctive relief or specific performance. Such remedies will not be the exclusive remedies for any breach or threatened breach of this Agreement but will be in addition to all other remedies available at law or in equity.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date first above written.

BOREALIS FOODS INC.

Per:
Name:	Reza Soltanzadeh
Title:	President

BELPHAR LTD.

Per:
Name:	Shukhrat Ibragimov
Title:	Director

[Signature Page to Board Nomination Agreement]